UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

SAVVIS, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 4, 2008

Dear Fellow Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders. It will be held on Tuesday, May 20, 2008, at 9:00 a.m. at SAVVIS, Inc., One State Street Plaza, 22nd Floor, New York, New York 10004.

The enclosed notice and proxy statement contain details concerning the meeting. The Board of Directors recommends a vote “FOR” all the following items of business:

1.	Election of ten directors to serve until the next annual meeting and until their successors have been elected and qualified; and

2.	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

Please sign and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the meeting even if you cannot attend. Most stockholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you.

I look forward to seeing you at the 2008 Annual Meeting.

Sincerely,

Philip J. Koen
Chief Executive Officer

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2008

Date:	May 20, 2008

Time:	9:00 a.m.

Place:	SAVVIS, Inc., One State Street Plaza, 22nd Floor, New York, New York 10004

Purpose:	1. To elect ten members of the board of directors to serve until the next annual meeting and until their successors have been elected and qualified;

2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3. To transact such other business as may properly come before the meeting.

Record Date:	Holders of record of our common stock at the close of business on March 24, 2008, are entitled to receive this notice and to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting To Be Held on May 20, 2008:

Pursuant to new rules promulgated by the U.S. Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2007 annual report to stockholders are available at our web site at http://www.savvis.net/corp/savvis/proxy.

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the enclosed proxy card. Most stockholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement. We appreciate your cooperation.

By Order of the Board of Directors,

Eugene V. DeFelice
Senior Vice President, General Counsel and Corporate Secretary

April 4, 2008

St. Louis, Missouri

SAVVIS, INC.

1 SAVVIS Parkway

Town & Country, Missouri 63017

Phone: (314) 628-7000

PROXY STATEMENT

We will begin mailing this proxy statement to our stockholders on or about April 4, 2008.

Annual Meeting and Voting

We are furnishing this proxy statement to our stockholders in connection with a solicitation of proxies by our board of directors for use at our 2008 Annual Meeting of Stockholders to be held on May 20, 2008 at 9:00 a.m. at SAVVIS, Inc., One State Street Plaza, 22nd Floor, New York, New York 10004. The purpose of the annual meeting and the matters to be acted on are set forth in the accompanying notice of annual meeting.

What will the stockholders vote on at the annual meeting?

The items of business scheduled to be voted on at the annual meeting are:

•	The election of directors; and

•	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

We also will consider any other business that properly comes before the annual meeting.

How does the board recommend that I vote?

Our board recommends that you vote your shares FOR each of the nominees for election to the board of directors and FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

•

Stockholder of Record—If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, to be the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the meeting.

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Beneficial Owner—If your shares are held in a brokerage account, by a broker or by another nominee, you are considered the beneficial owner of those shares. As the beneficial owner of those shares, you have the right to direct your broker or nominee how to vote and you also are invited to attend the annual meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a legal proxy from the broker or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Who May Vote?

If you held any shares of our voting stock at the close of business on March 24, 2008, then you will be entitled to notice of and to vote at our 2008 annual meeting. On that date, we had 53,273,030 shares of common stock outstanding. Each share of our common stock that you hold entitles you to one vote on all matters that come before the annual meeting or any adjournment thereof.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the votes represented by our outstanding shares of common stock is necessary to constitute a quorum. We will count shares of voting stock present at the meeting that abstain from voting or that are the subject of broker non-votes as present for purposes of determining a quorum.

What if a quorum is not represented at the annual meeting?

In the event that a quorum does not exist, the chairman of the meeting or the holders of a majority of the votes entitled to be cast by the stockholders who are present in person or by proxy may adjourn the meeting. At such adjourned meeting at which a quorum may be present, any business may be transacted which might have been transacted at the meeting as originally called.

How can I vote my shares in person at the annual meeting?

Shares held in your name as the stockholder of record may be voted in person at the annual meeting. Shares for which you are the beneficial owner but not the stockholder of record may be voted in person at the annual meeting only if you obtain a legal proxy from the broker or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend the meeting. To obtain directions to attend the annual meeting and vote in person, please contact our Director, Investor Relations at (703) 667-6984 or via e-mail at investor.relations@savvis.net.

How do I vote my shares without attending the annual meeting?

Whether you hold shares directly as the stockholder of record or you are a beneficial owner of shares, you may direct how your shares are voted without attending the annual meeting. There are three ways to vote by proxy:

•	By mail. Please mark the enclosed proxy card, date and sign it, and mail it in the postage-paid envelope.

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By telephone. Stockholders may vote by telephone by following the instructions on the enclosed proxy card. Voting by telephone has the same effect as voting by mail. If you vote by telephone, do not return your proxy card. Telephone voting will be available until 11:59 p.m., Eastern time on May 19, 2008.

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On the Internet. You may vote online at http://www.proxyvoting.com/svvs by following the instructions on the enclosed proxy card. Voting on the Internet has the same effect as voting by mail. If you vote on the Internet, do not return your proxy card. Internet voting will be available until 11:59 p.m., Eastern time on May 19, 2008.

How will my shares be voted?

All proxies properly submitted pursuant to this solicitation and not revoked will be voted at the annual meeting in accordance with the directions given. You can specify how you want your shares voted by marking the appropriate boxes on the proxy card. Please review the voting instructions on the proxy card and read the entire text of the proposals and the position of the board of directors on these proposals in this proxy statement prior to making your vote. If you properly execute and return a proxy in the enclosed form, your stock will be voted as you specify. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, the proxy representing your common stock will be voted in favor of each of the proposals. If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee describing the procedure for voting your shares.

May I change my vote?

If you submit a proxy, you can revoke it at any time before it is exercised by giving written notice to our Corporate Secretary prior to the annual meeting or by timely delivering a properly executed, later-dated proxy. You may also attend the annual meeting in person and vote by ballot, which would cancel any proxy that you previously submitted.

How many votes are required to approve a proposal?

The directors will be elected by a plurality of the votes of our outstanding shares of common stock represented and cast at the annual meeting. Withheld votes and broker non-votes will have no effect on the election of directors.

The affirmative vote of the holders of a majority of the votes of our outstanding shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve the proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Abstentions will have the effect of a vote against this proposal and broker non-votes will have no effect.

What is a broker non-vote?

If you are the beneficial owner of shares held in the name of a broker or other nominee and do not provide that broker or other nominee with voting instructions, your shares may constitute broker non-votes. Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, as described above, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

What happens if additional matters are presented at the annual meeting?

Other than the two items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Philip J. Koen, Jeffrey H. Von Deylen and Eugene V. DeFelice, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of our nominees for director is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

Who will count the vote?

Representatives of BNY Mellon Shareowner Services will tabulate the votes and act as inspectors of election.

How may I obtain a copy of this proxy statement and the 2007 annual report?

Stockholders may request a free copy of this proxy statement and our 2007 annual report on Form 10-K from:

SAVVIS, Inc.

Attention: Director, Investor Relations

2355 Dulles Corner Blvd., Suite 300

Herndon, Virginia 20171

Email: investor.relations@savvis.net

Alternatively, stockholders can access this proxy statement and the 2007 annual report on our website at http://www.savvis.net/corp/savvis/proxy.

We will also furnish any exhibit to the 2007 Form 10-K if specifically requested.

May I receive electronic access to proxy materials and the annual report in the future instead of receiving paper copies in the mail?

Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a stockholder of record, you can choose this option and save the company the cost of producing and mailing these documents by following the instructions provided at www.bnymellon.com/shareowner/isd as discussed on the proxy card. If you choose to view future proxy statements and annual reports over the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address of those materials. Your choice will remain in effect until you cancel it.

If you hold your SAVVIS stock through a bank, broker or other nominee, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

Most stockholders who hold their SAVVIS stock through a bank, broker or other nominee and who elect electronic access will receive an e-mail message next year containing the Internet address to use to access our proxy materials and annual report.

ELECTION OF DIRECTORS

(Proposal 1)

Our business is managed under the direction of our board of directors. Our bylaws provide that our board determines the number of directors, which is currently set at ten. Our board of directors reduced the size of the board after the resignation of Mr. Jonathan C. Crane in February 2008. Our board of directors has designated as nominees for director all ten of the directors presently serving on the board.

Unless marked otherwise, proxies received will be voted “FOR” the election of the nominees named below. In the event any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies may be voted for any nominee who may be designated by our present board of directors to fill the vacancy. Alternatively, the proxies may be voted for the balance of the nominees, leaving a vacancy. As of the date of this proxy statement, our board of directors is not aware of any nominee who is unable or will decline to serve as a director.

Vote Required.    The ten nominees receiving the highest number of affirmative votes of the shares of our outstanding common stock represented and cast at the annual meeting, will be elected directors of our company to serve until the next annual meeting and until their successors have been elected and qualified.

Nominees For Director

The nominees for director are set forth below. The board of directors recommends a vote “FOR” each of the nominees listed below.

Nominee	Age
John D. Clark	43
Clyde A. Heintzelman	69
Philip J. Koen	56
Thomas E. McInerney	66
James E. Ousley	62
James P. Pellow	46
David C. Peterschmidt	60
Jeffrey H. Von Deylen	44
Mercedes A. Walton	54
Patrick J. Welsh	64

Set forth below is a brief description of the principal occupation and business experience of each of our nominees for director. Members of our board of directors are elected each year at our annual meeting of stockholders, and serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified. No director is an adverse party or has an interest adverse to our company or any of its subsidiaries in any material pending legal proceeding.

JOHN D. CLARK has served as a director of our company since April 2002 and is a member of the board’s corporate governance committee. Mr. Clark is a general partner of Welsh, Carson, Anderson & Stowe, a private equity investment firm, and affiliated entities, which collectively are a principal stockholder of our company. Prior to joining Welsh, Carson, Anderson & Stowe in 2000, Mr. Clark was a general partner at Saunders, Karp & Megrue, a private equity firm, where he was employed from 1993 until 2000. Mr. Clark received a B.S. from Princeton University and a M.B.A. from Stanford University Graduate School of Business.

CLYDE A. HEINTZELMAN has served as a director of our company since December 1998, and is chairman of the board’s audit committee and a member of the corporate governance committee. Mr. Heintzelman served as the chairman of the board of Optelecom, Inc., from February 2000 to June 2003 and as its interim president and chief executive officer from June 2001 to January 2002. From November 1999 to May 2001, he was president of Net2000 Communications, Inc. From December 1998 to November 1999, Mr. Heintzelman served as our president and chief executive officer. Mr. Heintzelman serves on the boards of TeleCommunication Systems, Inc. and ITC DeltaCom, Inc., and as a member of the audit committee for both companies. Mr. Heintzelman also serves as Chairman of the Board of Citel plc. Mr. Heintzelman received a B.A. in marketing from the University of Delaware and did graduate work at Wharton, the University of Pittsburgh, and the University of Michigan.

PHILIP J. KOEN has served as our Chief Executive Officer and a director since March 2006. Before joining our company, Mr. Koen was employed by Equinix, Inc. since July 1999, most recently as President and Chief Operating Officer of Equinix, Inc. from May 2001 to March 2006. Prior to joining Equinix, Mr. Koen was employed at PointCast, Inc., an Internet company, where he served as chief executive officer during the period from March 1999 to June 1999; chief operating officer during the period from November 1998 to March 1999; and chief financial officer and executive vice president responsible for software development and network operations during the period from July 1997 to November 1998. Mr. Koen received a B.A. degree in Economics from Claremont McKenna College and a M.B.A. degree from the University of Virginia.

THOMAS E. MCINERNEY has served as a director of our company since October 1999 and is a member of the board’s compensation committee. Since 1987, Mr. McInerney has been a general partner of Welsh, Carson, Anderson & Stowe, a private equity investment firm, and affiliated entities, which collectively are a principal stockholder of our company. He is also a director of Centennial Communications Corp. and ITC DeltaCom, Inc. Mr. McInerney received a B.A. from St. John’s University and attended New York University Graduate School of Business Administration.

JAMES E. OUSLEY has served as non-executive Chairman of the Board since May 2006 and a director of our company since April 2002. Mr. Ousley is a member of the board’s audit and compensation committees. Mr. Ousley served as the president and chief executive officer and director of Vytek Corporation from 2001 until April 2004. From 1999 to 2002, he also served as chairman, CEO and president of Syntegra Inc. (USA), a division of British Telecommunications. From September 1991 to August 1999, Mr. Ousley served as president and CEO of Control Data Systems. Mr. Ousley serves on the boards of ActivIdentity Corp., Bell Microproducts, Inc. and Datalink, Inc. Mr. Ousley received a B.S. from the University of Nebraska.

JAMES P. PELLOW has served as a director of our company since April 2002 and is chairman of the board’s corporate governance committee and a member of the board’s audit committee. Mr. Pellow has served as the Executive Vice President and Chief Operating Officer of St. John’s University since 2000. Since 1991, Mr. Pellow served in various other senior positions at St. John’s University. Mr. Pellow serves on the board of Centennial Communications Corp., where he chairs the audit committee. Mr. Pellow is a C.P.A. and received a B.B.A. and a M.B.A. from Niagara University.

DAVID C. PETERSCHMIDT has served as a director of our company since November 2007. Mr. Peterschmidt was president and chief executive officer of Openwave Systems, Inc. from November 2004 to March 2007. Prior to joining Openwave, Mr. Peterschmidt served as chief executive officer and chairman of Securify, Inc. from September 2003 to November 2004 and served as chief executive officer and chairman of Inktomi, Inc. from July 1996 to March 2003 prior to joining Securify. Mr. Peterschmidt is also a director of Limelight Networks Incorporated and Business Objects S.A. Mr. Peterschmidt received a B.A. in Political Science from University of Missouri and an M.A. from Chapman College.

JEFFREY H. VON DEYLEN has served as our Chief Financial Officer and a director since March 2003, after joining us as Executive Vice President for Finance in January 2003. From August 2002 to January 2003, Mr. Von Deylen served as Vice President for Corporate Development and Financial Analyst at American Electric Power Company. From June 2001 to June 2002, Mr. Von Deylen served as Chief Financial Officer for KPNQwest N.V. (KPNQwest). Before joining KPNQwest, he was employed by Global TeleSystems Inc. as

Senior Vice President of Finance from October 1999 to May 2001. From June 1998 to September 1999, Mr. Von Deylen served as Vice President and Corporate Controller of Qwest Communications International, and prior to this, he served in a number of financial positions with LCI International from May 1994 to June 1998 until it was acquired by Qwest Communications International. Mr. Von Deylen received a B.S. degree in Accountancy from Miami University.

MERCEDES A. WALTON has served as a director of our company since November 2007. Ms. Walton is chairman and chief executive of Cryo-Cell International, Inc. (Cryo-Cell). She has served as chairman of Cryo-Cell since June 2002, as interim chief executive officer from April 2003 to August 2005 and chief executive officer of Cryo-Cell since September 2005. Prior to joining Cryo-Cell, Ms. Walton served as chief executive officer of Ralston Hill Consulting LLC, a privately held business development and strategic management consulting practice from March 2000 to August 2005. Ms. Walton previously served as president and chief operating officer of Applied Digital Solutions, Inc., and prior to joining Applied Digital Solutions, she was corporate vice president of strategy and business development at AT&T. During her 24-year tenure with AT&T, Ms. Walton held positions in business and consumer operations, global network operations, engineering, marketing and sales and product management. Ms. Walton is a director of Cryo-Cell. Ms. Walton received a B.A. from Smith College and Master degrees from Harvard University and Massachusetts Institute of Technology.

PATRICK J. WELSH has served as a director of our company since October 1999 and is chairman of the board’s compensation committee. Mr. Welsh was a co-founder of the private equity investment firm Welsh, Carson, Anderson & Stowe. He has served as a general partner of Welsh, Carson, Anderson & Stowe and affiliated entities since 1979, which collectively are a principal stockholder of our company. Mr. Welsh received a B.A. from Rutgers University and a M.B.A. from the University of California at Los Angeles.

Corporate Governance

Board of Directors and Committees

Directors are expected to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the board of directors for an extended period of time. The board of directors meets regularly during the year to review matters affecting the company and to act on matters requiring the board’s approval. It also holds special meetings whenever circumstances require and may act by unanimous written consent without a meeting.

Our board of directors currently consists of ten directors. James E. Ousley serves as the Chairman of the Board. The board of directors met eleven times during 2007, five of which were regularly scheduled meetings. In 2007, the non-employee directors met four times in executive session. All directors attended at least 75% of the meetings of the board of directors and the meetings of the committees on which they served held during the period that they served on the board of directors or such committees. The board currently does not have a policy regarding director attendance at our annual meeting of stockholders, although all directors are encouraged to attend. All of the directors then on the board attended the 2007 annual meeting of stockholders.

Our board of directors has established an audit committee, compensation committee and corporate governance committee. The charters for the audit committee, compensation committee and corporate governance committee are available on our website described below. In addition, the board may from time to time establish special purpose committees.

Corporate Governance Documents

Certain documents relating to corporate governance matters are available on our website at www.savvis.net. These documents include, among others, the following:

•	Charter for the audit committee of the board of directors;

•	Charter for the compensation committee of the board of directors;

•	Charter for the corporate governance committee of the board of directors;

•	Corporate Governance Guidelines; and

•	Code of Business Conduct and Ethics.

Stockholders may also obtain a copy of any of these documents free of charge by contacting our Director, Investor Relations by email at investor.relations@savvis.net.

Director Independence

Of the ten directors currently serving on the board of directors, the board has determined that Messrs. Clark, Heintzelman, McInerney, Ousley, Pellow, Peterschmidt and Welsh and Ms. Walton, constituting a majority of the directors, are “independent directors” as defined in the rules of The Nasdaq Stock Market, Inc. (Nasdaq) and pursuant to our Corporate Governance Guidelines. In the course of the board’s determination regarding the independence of each non-employee director, it considered any transactions, relationships and arrangements that each director has had with our company. In particular, the board evaluated for:

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Messrs. Clark, McInerney and Welsh, their relationship with Welsh, Carson, Anderson & Stowe, our company’s largest stockholder (WCAS), their individual holdings in our company’s common stock, their holdings of our Series A Subordinated Notes (Notes) and the prepayment of those Notes by our company in 2007, and determined that their relationship with WCAS, their ownership interest in our company and the prepayment of the Notes does not preclude their independence since their interests are ultimately aligned with that of our common stockholders;

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Mr. McInerney, the annual amount of purchases from us by two companies which he and his immediate family or he alone owns a majority interest, and determined that the amount of purchases in 2007 for both entities was below one percent of the annual revenues of our company; and

•

Mr. Pellow, the significant charitable contributions made by Mr. McInerney to St. John’s University where Mr. McInerney serves as Chairman of the Board of Trustees and where Mr. Pellow serves as Executive Vice President and Chief Operating Officer, and determined that Mr. McInerney’s relationship with St. John’s University, including the size of the contributions relative to the size of St. John’s University’s revenues was small and that the contributions were made by Mr. McInerney personally and not by us, would not interfere with Mr. Pellow’s exercise of his independent judgment.

All members of the audit, compensation and corporate governance committees must be independent directors as defined by Nasdaq rules and members of the audit committee must also satisfy a separate U.S. Securities and Exchange Commission (SEC) independence requirement.

The board has determined that all members of the audit, compensation and corporate governance committees are independent under the Nasdaq rules. In addition, the board has determined that Messrs. Heintzelman, Ousley and Pellow meet the additional independence standards for audit committee members.

Audit Committee.    Our audit committee consists of Clyde A. Heintzelman, James E. Ousley and James P. Pellow. Mr. Heintzelman serves as chairman of our audit committee. The board has determined that Mr. Pellow is an “audit committee financial expert” as defined by the SEC rules and regulations.

The responsibilities of our audit committee include:

•	engaging an independent registered public accounting firm to audit our financial statements and to perform services related to the audit;

•	reviewing the scope and results of the audit with our independent auditors;

•	considering the adequacy of our internal accounting control procedures; and

•	considering auditors’ independence.

The audit committee held twelve meetings during 2007. The committee’s report begins on page 11.

Compensation Committee.    Our compensation committee consists of Thomas E. McInerney, James E. Ousley and Patrick J. Welsh. Mr. Welsh serves as chairman of our compensation committee. The compensation committee is responsible for determining the salaries and incentive compensation of our executive officers and administering our incentive compensation plans. Additional information on the committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis below. The compensation committee held seven meetings during 2007. The committee’s report begins on page 21.

Corporate Governance Committee.    Our corporate governance committee consists of John D. Clark, Clyde A. Heintzelman and James P. Pellow. Mr. Pellow serves as chairman of our corporate governance committee. The corporate governance committee is responsible for identifying director nominees for the board and the development and review of our Corporate Governance Guidelines. The committee also oversees the annual self-evaluations of the board and its committees and makes recommendations to the board concerning the structure and membership of the board committees. The corporate governance committee held six meetings during 2007.

The corporate governance committee regularly assesses the appropriate size of the board, whether there are any specific board needs and whether any vacancies on the board of directors are expected. In the event that vacancies are anticipated, or otherwise arise, our corporate governance committee considers various potential candidates for director. In identifying director nominees, the corporate governance committee solicits ideas for possible candidates from a number of sources including members of the board of directors and management. In addition, the corporate governance committee may from time to time use its authority under its charter to retain at our expense one or more search firms to identify candidates. If the corporate governance committee retains a search firm, the firm may be asked to identify possible candidates who meet the desired qualifications expressed in our Corporate Governance Guidelines and may be asked to interview and screen such candidates (including conducting appropriate background and reference checks).

Once director candidates are identified, our corporate governance committee considers all candidates identified and will evaluate each of them based on the same criteria. In evaluating director nominees, the corporate governance committee seeks to achieve a balance of knowledge, experience, diversity and capability on the board. In addition, the corporate governance committee considers it desirable that each member of our board of directors has experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated and have the potential to make significant contributions to our company. If a candidate continues to be of interest to our corporate governance committee after the initial review process, the members of our corporate governance committee will interview the candidate and later interviews will be conducted by additional board members and senior management. The corporate governance committee will have background and reference checks conducted and will then meet to finalize its list of recommended candidates for the board’s consideration.

On November 28, 2007, based on the recommendation of the corporate governance committee, the board of directors elected Mr. David C. Peterschmidt and Ms. Mercedes A. Walton as directors effective immediately. Mr. Peterschmidt was identified by our Chief Executive Officer and Ms. Walton was identified by our Chairman of the Board. Both Mr. Peterschmidt and Ms. Walton have extensive experience and knowledge in the technology industry and experience as leaders in service oriented businesses.

We do not have a formal policy with regard to the consideration of any director candidates recommended by stockholders. Despite not having a formal policy, the corporate governance committee will consider stockholder recommendations, provided that the recommendation contains sufficient information for the corporate governance committee to assess the suitability of the candidate, including the candidate’s qualifications. The general qualifications and specific qualities and skills for directors are set forth in our Corporate Governance Guidelines. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by directors and management receive. Stockholders who wish to recommend candidates for the board should send such recommendations to SAVVIS, Inc., Corporate Secretary, 1 SAVVIS Parkway, Town & Country, Missouri 63017. The corporate governance committee has full discretion in considering its nominations to the board.

Communications with Board of Directors

The board of directors provides a process for stockholders to send communications to the board or any of the directors. Stockholders may send written communications to the board or any of the directors c/o Corporate Secretary, SAVVIS, Inc., 1 SAVVIS Parkway, Town & Country, Missouri 63017. The Corporate Secretary, or the Corporate Secretary’s designee, will review all such correspondence to determine that the substance of the correspondence relates to the duties and responsibilities of the board or individual board member before forwarding the correspondence to the intended recipient. Spam, junk mail, solicitations, and hostile, threatening, illegal or similarly unsuitable material will not be forwarded to the intended recipient and, if circumstances warrant, may be forwarded to our security staff. Any communication that is not forwarded may be made available to the intended recipient at his or her request. The information on this process is also contained on our website at www.savvis.net.

Director Compensation

The following table provides compensation information for 2007 for each member of our board of directors, who was not an employee of our company and was not affiliated with one of our principal stockholders in 2007.

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Clyde A. Heintzelman	$66,500	$97,373	$—	—	—	$163,873
James E. Ousley	148,500	109,884	22,768	—	—	281,152
James P. Pellow	59,000	97,373	—	—	—	156,373
David C. Peterschmidt	—	—	—	—	—	—
Mercedes A. Walton	—	—	—	—	—	—

(1)	John D. Clark, Thomas E. McInerney and Patrick J. Welsh are affiliated with WCAS, a principal stockholder of our company, and as such, do not receive any fees for their services as directors. David C. Peterschmidt and Mercedes A. Walton were elected to the board of directors on November 28, 2007, and as such, did not attend any board meetings and did not receive any cash or equity compensation in 2007. On January 2, 2008, Mr. Peterschmidt and Ms. Walton each received an initial grant of 3,600 restricted stock awards in accordance with our company’s policy of awarding equity to newly elected non-employee and non-affiliated directors.

(2)	For 2007, each of our non-employee and non-affiliated directors other than the Chairman of the Board received the following: $15,000 annual retainer; $2,000 for each board of directors meeting attended in person; $1,500 for each board of directors meeting attended by telephone; and $1,000 for each committee meeting attended in person or by telephone. In addition, our Chairman of the Board, Mr. Ousley, received the following: $85,000 annual retainer; $3,000 for each board of directors meeting attended in person; and $2,500 for each board of directors meeting attended by telephone. Finally, each board of directors’ committee chair received the following annual retainer: $15,000 to the audit committee chair and $7,500 to the corporate governance committee chair.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of restricted stock awards granted in 2007 as well as prior fiscal years, in accordance with SFAS 123(R). For additional information, refer to Note 12 of our audited consolidated financial statements in our Form 10-K for the year ended December 31, 2007, as filed with the SEC. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. At fiscal year end, each of Messrs. Heintzelman and Pellow held outstanding awards of restricted stock with a grant date fair value of $246,405 (6,933 shares), and Mr. Ousley held outstanding awards of restricted stock with a grant date fair value of $288,300 (7,833 shares).

(4)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to stock option grants made to each non-employee and non-affiliated director in prior years, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 12 of our audited consolidated financial statements in our Form 10-K for the year ended December 31, 2007, as filed with the SEC. At fiscal year end, the aggregate number of option awards outstanding for each director was as follows: Clyde A. Heintzelman 10,000; James E. Ousley 14,000; and James P. Pellow 9,000.

Cash Compensation

We pay each of our non-employee, non-affiliated directors the following cash compensation:

Director Fees
Annual Retainer
Board Retainer	$15,000
Board Chairman	85,000
Audit Committee Chair	15,000
Governance Committee Chair	7,500
Compensation Committee Chair	7,500
Board Meeting Fees
Board Chairman (attendance in person)	3,000
Board Chairman (attendance by telephone)	2,500
Board Members (attendance in person)	2,000
Board Members (attendance by telephone)	1,500
Committee Meeting Fees
Committee members (attendance in person or by telephone)	1,000

We also reimburse our non-employee, non-affiliated directors for their reasonable expenses in connection with attending board meetings.

Equity Compensation

Each newly elected non-employee, non-affiliated director receives an initial grant of 3,600 restricted stock awards that vest equally over three years. In addition, commencing in 2008, each of our non-employee, non-affiliated directors is entitled to receive an annual grant of $36,000 in the form of restricted stock and our Chairman of the Board is entitled to receive an annual grant of $45,000 in the form of restricted stock. The restricted stock awards are determined based on the fair market value of our common stock on the grant date and will generally be awarded on the date of our annual stockholders meeting. The restricted stock awards vest after one year from the date of grant.

AUDIT COMMITTEE MATTERS

Audit Committee Report for Fiscal Year 2007

In accordance with its written charter adopted by the board of directors, the audit committee of the board assists the board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. In addition, the audit committee is responsible for overseeing the company’s implementation of the internal controls required under Section 404 of the Sarbanes Oxley Act of 2002. The audit committee has reviewed and discussed our audited financials for the fiscal year ended December 31, 2007, with our management. The audit committee has discussed with Ernst & Young LLP, our independent registered public accounting firm during fiscal year 2007, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended and restated by the Public Accounting Oversight Board in Rule 3200T. The audit committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 and discussed with Ernst & Young LLP its independence. Based on the review and discussions described above, the audit committee recommended to the board of directors that our audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2007.

Submitted by the Audit Committee,

Clyde A. Heintzelman (Chairman)

James E. Ousley

James P. Pellow

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(Proposal 2)

The audit committee of the board of directors has appointed the firm of Ernst & Young LLP (E&Y) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2008, subject to ratification of this appointment by our stockholders. E&Y was first appointed in March 2003. E&Y audited our financial statements at, and for the year ended, December 31 of each year since the appointment. E&Y also audited our internal control over financial reporting as of December 31, 2007, and provided an opinion as to the effectiveness of our internal control over financial reporting as of that date. E&Y is considered by management to be well qualified. The firm has advised us that neither it nor any of its members has any direct or material indirect financial interest in our company.

Aggregate fees billed to the company for the fiscal years ended December 31, 2007, and 2006, by E&Y and its affiliates were as follows:

	Fiscal year ended December 31
	2007	2006
Audit Fees(1)	$1,291,114	$1,325,960
Audit-Related Fees(2)	428,785	174,850

Total Audit and Audit-Related Fees	1,719,899	1,500,810
Tax Fees(3)	170,650	113,588
All Other Fees	—	—

Total Fees	$1,890,549	$1,614,398

(1)	Audit fees represent fees for professional services rendered in connection with the engagement to audit the annual consolidated financial statements, review of our quarterly consolidated financial statements, perform statutory audits required for certain subsidiaries and the audit of our internal control over financial reporting.

(2)	Audit-related fees consisted primarily of fees related to our public offerings in addition to accounting and reporting research and consultations and SAS 70 services.

(3)	Includes fees for tax consulting services, tax compliances services, and preparation of foreign tax filings.

The audit committee of the company has adopted a policy to require pre-approval of all audit, audit-related and non-audit services provided by the company’s principal accounting firm. The Chairman of the audit committee has also been delegated the authority to pre-approve services of up to an aggregate of $100,000 per instance. All the services in 2007 in the table above were pre-approved by the audit committee or were, in the aggregate, less than $100,000, and thus were pre-approved by the Chairman of the audit committee.

One or more representatives of E&Y will be present at the annual meeting of stockholders, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Vote Required.    Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of the holders of a majority of the votes represented by our outstanding shares of common stock present at the annual meeting, in person or by proxy, and entitled to vote.

The board of directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP for the fiscal year ending December 31, 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding (1) the overall structure of our executive compensation program; (2) components of our executive compensation program for our named executive officers; and (3) the process, substance of and rationale for decisions concerning executive compensation during 2007. Our named executive officers for 2007 are Philip J. Koen, Jonathan C. Crane, Jeffrey H. Von Deylen, Timothy E. Caulfield and Richard S. Warley.

Objectives of our Compensation Program

The fundamental objectives of our executive compensation program are to ensure that executives are compensated in a way that advances both the short- and long-term interests of our stockholders while also ensuring that our company is able to attract and retain executive management talent. We approach these objectives through three key components:

•	a cash-based salary component, reviewed annually by our compensation committee based on the individual performance of the executive and a review of our peer group;

•

an annual cash bonus with the percentage target of base salary reviewed annually against our peer group and payable upon the achievement of corporate financial performance objectives and the individual performance of the executive; and

•	a long-term equity component that provides for periodic annual grants of long-term equity compensation, in the form of stock options and performance- and service-based restricted stock units.

Setting Executive Compensation

Role of Compensation Committee and Executives Officers

Our compensation committee’s primary duties and responsibilities are to establish and implement our compensation policies and programs for executive officers. The compensation committee’s charter, which can be found on our website at www.savvis.net, lists the specific responsibilities of the committee. The primary duties of the committee with regard to executive compensation are to annually review and assess the policies, practices and structures for the compensation of executive officers, including determining appropriate base salary and bonuses for these officers. The compensation committee reviews its charter annually and submits any recommended changes to the Board of Directors.

Our compensation committee reviews and specifically approves all compensation decisions for all executive officers, including our named executive officers. Our Senior Vice President- Human Resources works most closely with our compensation committee, both in providing information and analysis for review, and in advising the committee concerning compensation decisions, except as it relates specifically to her own pay. Mr. Koen and other members of our senior management may be invited to attend all or a portion of a compensation committee meeting depending on the nature of the agenda items. Neither Mr. Koen nor any other member of management votes on items before the compensation committee. However, Mr. Koen makes compensation recommendations for the other named executive officers and those executives reporting directly to him, and our compensation committee solicits the views of Mr. Koen on compensation matters, especially as they relate to the compensation of the other named executive officers and those executives reporting directly to him.

Role of Compensation Consultants

During 2007, our compensation committee engaged an outside independent executive compensation consultant, Frederic W. Cook & Co., Inc., to advise and counsel the committee. Our compensation committee utilized this outside consultant during 2007 to provide information regarding market compensation and practices and to assist the committee in the review and evaluation of such compensation and practices. This compensation consultant also worked with our Senior Vice President- Human Resources and supporting personnel to obtain background information and related support in preparing its report for the compensation committee. Following the committee’s retention of the consultant and the committee’s receipt of the consultant’s recommendations in 2007, we engaged the consultant to assist with an annual equity grant model for senior management, which was one of the consultant’s recommendations. Other than this limited engagement, the consultant provided no other services to our company other than those provided directly to or on behalf of the committee.

Peer Group for Determining Executive Compensation

In determining actual compensation levels during 2007, our compensation committee considered all elements of the program in total rather than any one element in isolation. The committee compares the compensation components to those of companies that it established as its “peer group” for these purposes. The peer group for evaluating pay for executives was comprised of technology companies that we believe are comparable to our company in terms of size and business economics. Our company is in the median range of the peer group for revenue and EBITDA. The peer group was selected by the committee’s compensation consultant with the assistance of management and was approved by the compensation committee.

For the compensation review conducted during 2007 and completed in early 2008, the peer group consisted of the following companies:

Akamai Technologies, Inc.	Internap Network Services Corporation
American Tower Corporation	Level 3 Communications, Inc.
Cogent Communications Group, Inc.	SBA Communications Corporation
Crown Castle International Corp.	Time Warner Telecom Inc.
Equinix, Inc.	Verisign, Inc.
Global Crossing Limited	Websense, Inc.

Our compensation committee targets total executive compensation between the 50th and 75th percentile of competitive market practices. The compensation committee believes that this will allow us to attract and retain the appropriate level of executive talent while appropriately rewarding high performance through what the committee believes to be “stretch” performance objectives. While the committee targets compensation between the 50th and 75th percentile of the peer group, such review was only one factor considered by the committee in determining each individual named executive officer’s actual compensation during 2007. As discussed in more detail below, other factors affecting compensation paid during 2007 included the committee’s (and, for each named executive officer other than himself, Mr. Koen’s) subjective assessment of the executive’s performance during the year; his tenure and experience; the overall performance of our company during 2007; any retention concerns; the recommendations of Mr. Koen; and the executive’s historical compensation.

2007 was a year of transition for our company. We achieved many of the strategic initiatives that we commenced in late 2006, including the sale of certain low-growth assets and the reinvestment of the proceeds from those sales into the development and expansion of new data centers in the United States and abroad. While we were able to accomplish these objectives and were able to meet certain financial performance targets established by our compensation committee, we did not achieve our projected 2007 revenue primarily due to the sale and installation into reclaimed space in five data centers having been slower than initially anticipated. We discuss the effect of our company’s performance and the effect of the other factors described above on 2007 compensation decisions below.

Individual Components of Our Executive Compensation Program

Base Salary

We determine base salaries for our executives based on job responsibilities and their prior relevant background and experience. An executive’s base salary is also evaluated in reference to between the 50th and 75th percentile base salary range of comparable positions in our peer group together with other components of the executive’s other compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy. Actual individual salary amounts are not objectively determined, but instead reflect our compensation committee’s judgment with respect to each executive officer’s responsibility, individual performance, experience, and other factors, including any retention concerns, overall performance of our company and the individual’s historical compensation. Our compensation committee reviews base salaries annually and may also adjust an executive’s base salary during the year for promotions or other changes in the scope of an executive’s role or responsibilities with our company.

Commencing in 2008, base salary reviews and adjustments for all executives, which historically took place in October of each year, were moved to a common February review date. As a result, the 2007 annual review was moved to February 2008, and our named executive officers did not receive any salary increases in 2007.

Based on our compensation committee’s review of the base salaries for all of our executive officers in February 2008, the committee approved the salary increases for named executive officers set forth in the table below, all of which are in line with the percentage increases for our other employees.

Annual Base Salary for Our Named Executive Officers

Name	Base Salary 2006	Base Salary 2007	Percentage Increase	Base Salary 2008	Percentage Increase
Philip J. Koen	$475,000	$475,000	0.0%	$489,250	3.0%
Jonathan C. Crane(1)	425,000	$425,000	0.0%	425,000	0.0%
Jeffrey H. Von Deylen	345,000	$345,000	0.0%	355,350	3.0%
Timothy E. Caulfield	300,000	$300,000	0.0%	309,000	3.0%
Richard S. Warley(2)	389,291	$389,291	0.0%	408,756	5.0%

(1)	Mr. Crane resigned from his position as President of our company effective March 1, 2008, and as a result, he was not eligible for a salary increase.

(2)	Mr. Warley’s base salary is paid to Mr. Warley in U.K. pounds sterling. To provide comparability, we have converted such amounts to U.S. dollars as described in the “Summary Compensation Table” on page 22.

The specific considerations for each pay decision are as follows:

Philip J. Koen. In 2008, our compensation committee reviewed the data for chief executive officers in our peer group. The committee determined that Mr. Koen’s annual base salary was below the median range for chief executive officer annual base salary and his total compensation was above the 75th percentile of the comparator group. Mr. Koen’s total compensation is above the 75th percentile primarily due to the equity grants that Mr. Koen received when he joined our company in March 2006. The rationale for our committee’s approval of these initial equity grants is described in more detail under “Long Term Equity Incentives” on page 18. Our compensation committee considered Mr. Koen’s annual base salary, his total compensation and his performance leading the company’s overall growth in 2007 and determined that his annual base salary should be increased by three percent.

Jeffrey H. Von Deylen. The committee reviewed the data for chief financial officers in our peer group. The committee determined that Mr. Von Deylen’s annual base salary was below the median range for chief financial officer base salary and that his total compensation was within the 50th and 75th percentile of our peer group. The committee considered Mr. Von Deylen’s performance in 2007, including the increased responsibilities that he assumed in 2007 and his role in strengthening our balance sheet and the successful sale of certain low-growth assets, and determined that his annual base salary should be increased by three percent to bring his pay into the median range of our peer group.

Timothy E. Caulfield. After review of the peer group, the committee determined that Mr. Caulfield’s total compensation was within the 50th and 75th percentile of our peer group. In recognition of Mr. Caulfield’s work to build and commission four new data centers in 2007, the committee awarded him a three percent base salary increase.

Richard S. Warley. After a review of our peer group, our compensation committee determined that Mr. Warley’s total compensation was within the market range of our peer group. Our compensation committee reviewed the successful growth in our international operations in 2007, including our expansion in the Asia region and the growth in revenue in Europe, Middle East and Africa, and the committee awarded him a five percent base salary increase.

Annual Bonuses

Annual performance-based cash bonuses reflect our policy of requiring a certain level of company financial performance for the prior fiscal year before any cash bonuses are earned by executive officers. When establishing the performance targets, our compensation committee reviews and discusses with both executives and the full board of directors our business plan and its key underlying assumptions and then establishes the performance targets for the year. The amount of the annual bonus paid to each executive is based upon percentage bonus targets established by our compensation committee.

Percentage Bonus Targets

All senior executives are eligible for annual performance-based cash bonuses in amounts ranging from 40% to 75% of their base salaries. For the named executive officers, the target annual incentives for 2007 are listed in the table below.

As part of the compensation committee’s annual review of executive compensation, the compensation committee also reviews the percentage bonus target for each executive. As discussed previously, our compensation committee’s review of executive compensation was moved from October 2007 to February 2008, and as a result, our compensation committee did not change the percentage bonus target for any executive officers in 2007.

In 2008, our compensation committee reviewed the percentage bonus target for each named executive officer in reference to the 50th and 75th percentile bonus range of comparable positions in our peer group. While certain of the named executive officers’ bonus targets were below the median of our peer group, our compensation committee decided not to increase any named executive officer’s bonus target since each named executive officer’s total compensation was above the median for our peer group.

2007 Annual Incentive Plan

In 2007, our compensation committee established performance goals for 2007 bonuses based upon our company achieving certain specified levels of adjusted EBITDA. Adjusted EBITDA for plan purposes is defined differently than the adjusted EBITDA we report in our quarterly financial-results press releases, which we furnish to the SEC. For plan purposes, adjusted EBITDA, in addition to excluding non-cash equity compensation expenses and other one-time asset disposition gains or losses, also excludes certain non-recurring accounting adjustments that do not reflect on-going performance, such as prior year’s expense or revenue adjustments that do not reflect 2007 results. On this basis, targeted adjusted EBITDA for plan purposes was $145.3 million in 2007, after adjustment to reflect the disposition of certain data center assets to Microsoft in June 2007 and the subsequent loss of EBITDA from that customer due to the sale. The plan has a formula that establishes a payout range if and to the extent that performance goals are met or exceeded. The formula determines the percentage of the bonus to be paid, based on a percentage of goal achievement. Awards of up to 150% of target could be paid if our performance exceeds the maximum target and no awards would be paid if our performance does not meet the minimum threshold. One hundred percent of the bonus determination for executives is based upon performance against these goals.

For 2007, targeted Adjusted EBITDA was as follows:

(in millions)	Threshold	Target	Maximum
Adjusted EBITDA	$133.9	$145.3	$158.2

For 2007, adjusted EBITDA was $151.9 million. Accordingly, we exceeded the target adjusted EBITDA, but did not reach the maximum target. As a result, the bonus pool was funded at 121% of target.

2007 Annual Bonuses

At its February 2008 meeting, our compensation committee reviewed our company’s overall performance and for Mr. Koen’s direct reports, his award recommendations.

The actual bonus awards to our named executive officers were as follows.

2007 Annual Bonuses for Our Named Executive Officers

Name	% of Base Salary	Award Opportunity at 121% of Target	Actual Award Amount
Philip J. Koen	75%	$431,063	$391,875
Jonathan C. Crane	50%	257,125	191,250
Jeffrey H. Von Deylen	60%	250,470	227,700
Timothy E. Caulfield	50%	181,500	165,000
Richard S. Warley(1)	55%	259,074	235,521

(1)	Mr. Warley’s bonus award is paid to Mr. Warley in U.K. pounds sterling. To provide comparability, we have converted such amounts to U.S. dollars as described in the “Summary Compensation Table” on page 22.

All Named Executive Officers. As discussed above, 2007 was a year of transition for our company. We achieved many of the strategic initiatives that we commenced in late 2006 and were able to exceed the target adjusted EBITDA established by the committee under the plan. However, we were unable to achieve our projected revenue in 2007 primarily due to the slower than anticipated sale and installation into reclaimed space in five data centers. Pursuant to the terms of the annual incentive plan, our compensation committee may, in its discretion, award bonus payments to executives above or below the amounts awarded pursuant to the formula within the plan. Due to the company’s failure to achieve our projected 2007 revenue, the committee exercised its discretion in this respect, and Messrs. Koen, Von Deylen, Caulfield and Warley were awarded annual bonuses at 110% of target and Mr. Crane was paid at 90% of target as recommended by Mr. Koen.

2008 Annual Incentive Plan

Our compensation committee reviewed the recommendations of its independent compensation consultant and redesigned our 2008 annual incentive plan to include additional performance criteria in order to drive total company performance. Under the 2008 annual incentive plan, awards are based on the achievement of the following performance goals:

•	a minimum company revenue performance;

•	a threshold, target and maximum adjusted EBITDA target established by our compensation committee (similar to the 2007 annual incentive plan); and

•	specific business unit and/or personal performance goals and objectives established for each executive annually.

The target levels were set by our compensation committee and were based on our company’s 2008 budget approved by our board of directors. Under the 2008 plan, if the revenue target is met, the plan’s formula establishes a payout range if and to the extent that the adjusted EBITDA performance goals are met or exceeded. Although actual performance measured against these financial goals will be the key component in determining company performance similar to the 2007 plan, our compensation committee may exercise discretion when determining whether company goals have been attained.

The compensation committee determined to add the business unit and/or individual goals and objectives for each officer in order to drive both total company results as well as focus the officers on their portion of the organization for which the executive is directly responsible. The criteria used to set the individual goals and objectives will be subjective and may change from year to year based on our compensation committee’s determination of factors that influence our company’s performance. They may include such measurements as customer churn, sales, productivity, customer retention, cost control, revenue and other criteria. Payments of bonus awards under the plan will be based on the company’s overall performance and the compensation committee’s annual assessment of the individual contribution of each executive officer, the degree to which the performance goals and objectives of each executive are met or exceeded, and if an executive is responsible for a business unit, whether specified revenue and adjusted EBITDA targets for the business unit have been met.

Long-Term Equity Incentives

Long-term incentives are the most significant element of total executive officer compensation. These incentives are designed to motivate executive officers to improve financial performance and stockholder value, as well as encouraging the long-term employment of the executive officers. During 2007, these incentives include stock options, restricted stock units and restricted preferred units.

As stated previously, compensation decisions for executives, including equity grant decisions, were moved to a common annual review date. As a result, none of the named executive officers received any equity grants in 2007.

Stock Options

Executive officers are initially provided with an option grant when they join our company based upon their position with us and their relevant prior experience. Historically, we have granted additional options to executives annually in order to retain our executives.

In 2006, our compensation committee re-evaluated the historical practice of granting stock options to executives. As part of this re-evaluation, the compensation committee reviewed the total number of options that had been granted in the past and the total number of unvested options that were held by executives. The compensation committee concluded after its review that many executives and certain key employees no longer held a substantial amount of unvested stock options and that our company may be unable to continue to retain these executives without a new grant of options. Based on this review, in July 2006, the compensation committee granted awards of stock options to all of our executives other than Messrs. Koen and Crane. The vesting for this grant provides that the options will vest over four years with half of the stock options vesting on the second anniversary of the grant date and the remaining options vesting in equal monthly installments over the last two years. The compensation committee extended the initial vesting until the second anniversary of the grant date for retention purposes. Messrs. Koen and Crane, who both joined us in March 2006, did not receive a grant in July 2006 because they were both granted stock options at the time they were hired. The value of Messrs. Koen’s and Crane’s options was based upon the market demand for these executives at the time they were hired.

Restricted Stock Units & Restricted Preferred Units

In 2005, our compensation committee revised its approach to granting equity awards to executives to reflect new accounting pronouncements and evolving practices at other public corporations, as well as our own objectives of further enhancing the link between employee performance and the creation of stockholder value. The revised approach included awarding restricted stock units and introducing performance requirements for the vesting of some long-term incentive grants made to executive officers.

Under this approach, our compensation committee granted performance- and service-based restricted stock units to executive officers, including each of the named executive officers, other than Messrs. Koen and Crane, in 2005. The size of each award reflected the recipient’s position and anticipated level of future contribution. Vesting of the restricted stock units depends upon continued employment with our company and the achievement of certain specified levels of adjusted EBITDA. If the targets are met in each of the first three years, then one-third of shares underlying the restricted stock units will vest. If the targets are not met in any year, then the shares that would have vested in such year may vest in the next year if the performance targets are met in such year. If performance targets are not met in subsequent years, then all shares will vest in March 2009; provided that the executive is still employed with our company. The restricted stock units were designed to award the executives for meeting performance targets and to provide executives with long-term retention incentives if performance targets were not met in any year.

In 2006, our compensation committee also awarded Messrs. Koen and Crane restricted stock units and restricted preferred units at the time they were hired. The restricted stock units were awarded with the same vesting terms as those previously awarded to other executives in 2005 and the value was based upon the market demand for these executives at the time they were hired. In addition, the committee also considered that it was important to include performance requirements for the vesting of some of the long-term incentive grants made to Messrs. Koen and Crane. The restricted preferred units on the other hand were intended to give Messrs. Koen and Crane the economic equivalent of owning shares of our Series A Convertible Preferred Stock that were issued in March 2002 (Series A Preferred Stock) for so long as the Series A Preferred Stock remained outstanding. The award of the restricted preferred units was to reduce the impact from the dilution caused by the accretion of our Series A Preferred Stock. Accordingly, Messrs. Koen and Crane received the benefits of the Series A Preferred Stock accretion until we finalized the exchange of our Series A Preferred Stock for common stock in 2006.

2008 Equity Grants

In awarding new equity grants in 2008, our compensation committee considered the factors discussed below. In addition, our compensation committee also reviewed the total number of shares that will be made available for equity-based award grants for all employees for the year, the potential dilution to stockholders caused by the awards and the projected expense impact on our company’s earnings for the anticipated grants and outstanding grants from prior years.

Based on its review, our compensation committee awarded the following equity to named executive officers, all of which vest equally over four years:

Equity Grants for Our Named Executive Officers

Name	No. of Stock Options	Strike Price
Philip J. Koen	50,000	$18.40
Jeffrey H. Von Deylen	90,000	18.40
Timothy E. Caulfield	60,000	18.40
Richard S. Warley	90,000	18.40

A summary of the considerations for each award are as follows:

Philip J. Koen. Our compensation committee reviewed our company’s performance and Mr. Koen’s outstanding equity grants. As discussed above, Mr. Koen’s total compensation is well above the 75th percentile of the comparator group primarily due to his outstanding equity grants. In light of our company’s growth in 2007, however, the compensation committee awarded Mr. Koen 50,000 stock options, which is slightly below the average of all our 2008 executive grants.

Other Named Executive Officers. The committee reviewed the relevant peer group data for Messrs. Von Deylen, Caulfield and Warley and determined that each individual’s total compensation was within the 50th and 75th percentile of our peer group. Our compensation committee also considered the retention value of granting new stock options to these executives given that all of the outstanding stock options held by these executives had exercise prices well below the current market price of our common stock and given each of the executive’s performance in 2007. Based on these considerations, our compensation committee awarded Messrs. Von Deylen, Caulfield and Warley the number of stock options listed above. Mr. Crane resigned from his position as President of our company effective March 1, 2008, and as a result, he did not receive any equity grants in 2008.

Equity Grant Practices

It is the policy of our compensation committee to award executive officers with an option grant when they join our company based upon their position with us and their relevant prior experience. These initial grants are generally awarded at the end of the month in which the executive was hired along with equity awards for our other new employees. Annual grants of equity awards to eligible employees, including named executive officers, have historically been granted in the middle of the year following the annual stockholders meeting. In 2007, we moved the timing of our annual equity grant to the first fiscal quarter. The exercise price of each stock option is the closing market price of our common stock on the date of grant, which is the date of the compensation committee meeting at which equity awards for the named executives are determined or the date on which we receive the signatures of all compensation committee members on the unanimous written consent. Prior to 2007, all stock options were awarded at the public market closing price of our company’s common stock on the date prior to the grant date.

Perquisites

During 2007, we reimbursed Mr. Koen for the housing and other expenses he incurred in connection with his relocation to St. Louis, Missouri, which was completed in 2007. Additionally, we provide one of our named executive officers, Mr. Warley, with an automobile allowance. Our use of perquisites as an element of compensation is limited and is largely based on historical practices and policies of our company. We do not view perquisites as a significant element of our comprehensive compensation structure, but do believe that they can be used in conjunction with other elements of compensation to attract, motivate and retain individuals in a competitive environment.

Termination Based Compensation

Severance

Upon an involuntary termination of employment, most of our executive officers, including our named executive officers, are entitled to receive severance payments under their employment agreements. In determining whether to approve and in setting the terms of such severance arrangements, the compensation committee recognized that these highly ranked executives often face challenges securing new employment following termination. Severance for termination without cause or for good reason for executive officers, other than Messrs. Koen and Von Deylen, is generally twelve months of base salary, a prorated annual bonus for the year in which the termination occurs at the discretion of our compensation committee and twelve months of continued medical coverage. The employment agreements for Messrs. Koen and Von Deylen provide for the payment of base salary for eighteen months, a prorated annual bonus for the year in which the termination occurs, eighteen months of continued medical coverage and for Mr. Koen, pro-rated vesting of equity awards up to the date of termination. In general, the amount of the severance and benefits received following termination of employment is equal to the length of the executive’s non-compete and non-solicitation agreement with our company.

Change in Control

Upon a change in control of our company, each named executive officer is entitled under certain circumstances to the severance payments described above and accelerated vesting of outstanding unvested equity awards. These change in control provisions are designed to promote stability and continuity of executives during a change in control. The change in control agreements are “double-trigger” agreements meaning that to receive benefits under the agreement within a specified time period following a change in control the executive must be terminated by us or the successor company without cause, or the executive must terminate employment for good reason, as defined in the agreements. Information regarding applicable payments under the agreements discussed above for the named executive officers is provided under the heading “Potential Payments Upon Termination or Change in Control” below.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to the company’s chief executive officer and three other most highly compensated executive officers (other than the chief financial officer) as of the end of the fiscal year. However, pursuant to regulations issued by the U.S. Treasury Department, certain limited exemptions to Section 162(m) apply with respect to qualified “performance-based compensation.” While the tax effect of any compensation arrangement is one factor to be considered, such effect is evaluated in light of our overall compensation philosophy. To maintain flexibility in compensating executive officers in a manner designed to promote varying company goals, our compensation committee has not adopted a policy that all compensation must be deductible. Accordingly, our compensation committee has from time to time approved elements of compensation for certain officers that are not fully deductible, and reserves the right to do so in the future in appropriate circumstances.

Stock Ownership Requirements

We do not require that our executive officers maintain a minimum level of ownership of our common stock.

Compensation Committee Report on Executive Compensation for 2008

We have reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on the reviews and discussions referred to above, we recommended to the board of directors that the Compensation Discussion and Analysis referred to above be included in our 2008 proxy statement and incorporated by reference into our 2007 annual report on Form 10-K.

Submitted by the Compensation Committee,

Patrick J. Welsh (Chairman)

Thomas E. McInerney

James E. Ousley

Compensation Committee Interlocks and Insider Participation

Messrs. McInerney and Welsh are general partners of WCAS and affiliated entities. See “Certain Relationships and Related Transactions—Transactions with WCAS” beginning on page 34.

No member of our board’s compensation committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our board of directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our board’s compensation committee.

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the named executive officers for the fiscal year ended December 31, 2007. The named executive officers are our Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers. As noted above, Jonathan C. Crane served as President of our company during the fiscal year ended December 31, 2007 and resigned from his position effective March 1, 2008. The values reflected in the Stock Awards and Option Awards columns are the compensation expense associated with equity awards for each named executive officer recognized for financial statement reporting purposes in accordance with SFAS 123(R), and do not correspond to the actual value that will be recognized by the executives.

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Philip J. Koen Chief Executive Officer	2007 2006	$475,000 379,640	$7,314,819 4,939,411	$180,558 144,941	$391,875 400,781	$25,751 53,369	$8,388,003 5,918,142

Jonathan C. Crane(5) Former President	2007 2006	425,000 310,417	2,836,137 1,850,509	1,010,555 616,193	191,250 229,688	— —	4,462,942 3,006,807

Jeffrey H. Von Deylen Chief Financial Officer	2007 2006	345,000 345,000	514,286 514,286	1,321,275 676,222	227,700 297,000	7,750 7,500	2,416,011 1,840,008

Timothy E. Caulfield Senior Vice President— Operations	2007 2006	300,000 300,000	192,857 192,857	487,352 196,728	165,000 209,375	7,750 7,500	1,152,959 906,460

Richard S. Warley(6) Senior Vice President, Managing Director— International	2007 2006	389,291 389,291	257,143 257,143	599,468 292,343	235,521 308,579	45,993 44,843	1,527,416 1,292,199

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal years ended December 31, 2007, and December 31, 2006, for the fair value of restricted stock units and restricted preferred units, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For restricted stock units and restricted preferred units, fair value is calculated using the closing price of our company’s stock on the date of grant. For additional information, refer to Note 12 of our audited consolidated financial statements in our Form 10-K for the year ended December 31, 2007, as filed with the SEC. These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal years ended December 31, 2007, and December 31, 2006, for the fair value of stock options granted to each of the named executive officers, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 12 of our audited consolidated financial statements in our Form 10-K for the year ended December 31, 2007, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to 2007, refer to Note 12 of our audited consolidated financial statements in our Form 10-K for the respective year-end. These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(3)	The amounts represent cash awards made under our Annual Incentive Plan (AIP).

(4)	The amounts for Mr. Koen in 2007 consist of company matching contributions made under our 401(k) plan of $7,750 and the payment of housing expenses in connection with his relocation to St. Louis, Missouri of $18,001. This column also represents payment of matching contributions made under our 401(k) plan in 2007 of $7,750 for each of Messrs. Von Deylen and Caulfield and contributions made under our U.K. defined contribution plan in 2007 of $34,088 and $11,905 car allowance for Mr. Warley.

(5)	Mr. Crane resigned from his position as President of our company effective March 1, 2008 and as an employee of our company effective May 31, 2008. As a result, Mr. Crane will forfeit 108,452 stock options, 44,445 restricted stock units and 133,137 restricted preferred units on May 31, 2008.

(6)	Mr. Warley’s cash compensation and other personal benefits are paid to Mr. Warley in U.K. pounds sterling. To provide comparability, we have converted such amounts to U.S. dollars at a rate of $1.9843 per 1.00.

GRANTS OF PLAN-BASED AWARDS TABLE IN 2007

The following table provides information on estimated future payouts under our non-equity incentive plan for 2007. As stated in the Compensation Discussion and Analysis, none of our named executive officers received grants of equity compensation in 2007.

Name and Principal Position	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options
			Target	Maximum
Philip J. Koen			$356,250	$534,375
Chief Executive Officer	—	—			—	—

Jonathan C. Crane			212,500	318,750
Former President	—	—			—	—

Jeffrey H. Von Deylen			207,000	310,500
Chief Financial Officer	—	—			—	—

Timothy E. Caulfield			150,000	225,000
Senior Vice President—Operations	—	—			—	—

Richard S. Warley			214,110	321,166
Senior Vice President, Managing Director—International	—	—			—	—

(1)	Amounts represent target awards under the Annual Incentive Plan (AIP), which equal an average of a specified percentage of base salary as in effect on June 30 and December 31 of the year before payment is made and which are pro-rated for the amount of time the executive is employed by our company in the year before payment is made. The AIP does not have a threshold amount. AIP awards of up to 150% of target could be paid if company performance exceeds targets and no awards would be paid if company performance is not met. The actual amount of the AIP awards paid in 2007 is the amount shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 22.

OUTSTANDING EQUITY AWARDS VALUE AT FISCAL YEAR-END TABLE

The following table provides information on the holdings of stock options, restricted stock units and restricted preferred stock units by our named executive officers outstanding as of December 31, 2007. The market value of stock awards is based on the closing price of our stock on December 31, 2007, which was $27.91.

	Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)		Option Exercise Price	Option Expiration Date	Number of Shares of Stock or Units that Have Not Vested(1)	Market Value of Shares of Stock or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
Philip J. Koen	9,523	50,000	(3)	$15.15	3/13/2016	728,741	$20,339,161	177,778	$4,961,784
Chief Executive Officer

Jonathan C. Crane(4)	5,000	15,000	(5)	18.75	3/29/2016	218,567	6,100,205	35,556	992,368
Former President	50,000	150,000	(6)	28.35	5/26/2016			53,334	1,488,552

Jeffrey H. Von Deylen	36,733			15.15	8/16/2014			88,889	2,480,892
Chief Financial Officer		275,000	(7)	30.01	7/6/2016

Timothy E. Caulfield		75,000	(7)	30.01	7/6/2016			33,334	930,352
Senior Vice President—Operations	6,250	18,750	(8)	31.09	11/1/2016

Richard S. Warley	15,000			134.10	9/1/2010			44,444	1,240,432
Senior Vice President, Managing Director—International		125,000	(7)	30.01	7/6/2016

(1)	Amounts represent the restricted preferred units that convert into common stock and that have a settlement price of $8.37 per share of common stock. Mr. Koen’s units vest in four equal annual installments on the anniversary of the grant date commencing on March 13, 2007, and Mr. Crane’s units vest in four equal annual installments commencing on March 29, 2007 (with respect to Mr. Crane’s units, see footnote (4) below).

(2)	Amounts represent the restricted stock units that convert into common stock and that vest if our company meets certain Adjusted EBITDA targets established by the compensation committee. If the targets are met in 2006, 2007 and 2008, then one-third of the shares underlying the restricted stock units above will vest in each year. If the targets are not met in any year, then the shares that would have vested in such year may vest in the next year if the performance targets are met in such year. If performance targets are not met in subsequent years, then all shares will vest in March 2009; provided that the executive is still employed with our company. One-third of the award vested in March 2007, and as a result, these shares are not reflected in the totals above.

(3)	Mr. Koen’s options vest in four equal annual installments on the anniversary of the grant date commencing on March 13, 2007.

(4)	Mr. Crane resigned from his position as President of our company effective March 1, 2008 and as an employee of our company effective May 31, 2008. As a result, Mr. Crane will forfeit 108,452 stock options, 44,445 restricted stock units and 133,137 restricted preferred units on May 31, 2008, in accordance with the terms of his employment agreement, as described under “Potential Payments Upon Termination or Change in Control- Individual Agreements- Jonathan C. Crane” in this Proxy Statement.

(5)	The options vest in four equal annual installments on the anniversary of the grant date commencing on March 29, 2007 (see footnote (4) above).

(6)	The options vest in four equal annual installments on the anniversary of the grant date commencing on May 26, 2007 (see footnote (4) above).

(7)	The option grants made to certain executives on July 6, 2006, vest over four years with 50% exercisable on the second anniversary of the grant date and the remaining vesting in equal monthly installments over the last two years.

(8)	The options vest in four equal annual installments on the anniversary of the grant date commencing on November 1, 2007.

OPTION EXERCISES AND STOCK VESTED IN 2007

The following table provides information on stock option exercises and the vesting of restricted stock units and restricted preferred units for the named executive officers during 2007.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Philip J. Koen	7,143	$250,641	331,802	$11,254,942
Jonathan C. Crane	—	—	117,298	4,714,633
Jeffrey H. Von Deylen	36,875	1,278,689	44,444	1,904,425
Timothy E. Caulfield	40,271	1,230,730	16,666	714,138
Richard S. Warley	—	—	22,222	952,212

(1)	Represents the amount realized based on the difference between the market price of our common stock on the date of exercise and the option exercise price.

(2)	Represents the amount realized based on the fair market value of our common stock on the vesting date. The fair market value was determined using the closing market price of our common stock on that date.

POTENTIAL PAYMENTS UPON

TERMINATION OR CHANGE OF CONTROL

The section below describes the payments that may be made to named executive officers upon an executive’s employment with our company being terminated pursuant to individual agreements, or in connection with a change in control.

Individual Agreements

Philip J. Koen.    We entered into an employment agreement with Mr. Koen effective March 13, 2006, and subsequently amended it on August 31, 2006. The agreement, as amended, has an initial term of four years and the term will be extended for one year on each anniversary of the effective date of the agreement, unless terminated earlier by our company with not less than six months written notice. During the term, Mr. Koen will serve as Chief Executive Officer of our company, with such duties and responsibilities as are commensurate with the position, and reports directly to our board of directors.

During the term, Mr. Koen will be paid an annual base salary of $489,250. The base salary may be reviewed for increase at such times as the board of directors elects; however, the compensation committee will typically review his base salary annually at the same time it reviews the salaries of senior executives generally. For each fiscal year completed during the term, Mr. Koen will also be eligible to receive an annual cash bonus based upon performance targets established by the compensation committee. His annual target bonus is 75% of his annual base salary. During the term, he is also eligible to participate in all health and welfare, fringe benefit and other arrangements generally available to other employees.

Mr. Koen’s employment may be terminated by us for cause or by Mr. Koen for good reason. If Mr. Koen is terminated by us without cause or if he terminates for good reason, he is entitled to receive continuation of salary for eighteen months, continued medical and dental coverage for eighteen months, his target bonus for the year of termination, prorated to the date of termination, and any unvested equity awards will vest to the date of termination. While employed by us and for a period of eighteen months in certain circumstances following termination of his employment, Mr. Koen will be subject to a non-compete and non-solicitation agreement.

Mr. Koen receives change in control benefits pursuant to his employment agreement with us. If following a change in control of our company, Mr. Koen no longer has the same job title, role or responsibilities or is not a member of our board, all equity-based awards granted to Mr. Koen will become fully vested and exercisable six months following the change in control, or if Mr. Koen is terminated without cause following a change in control, all equity-based awards granted to Mr. Koen will become fully vested and exercisable immediately following such termination.

Jonathan C. Crane.    We entered into an employment agreement with Mr. Crane effective March 29, 2006, and subsequently amended it on May 31, 2006, and August 31, 2006. During the fiscal year ended December 31, 2007, Mr. Crane served as President of our company pursuant to the terms of his employment agreement. Effective on March 1, 2008, Mr. Crane resigned as President of our company, and effective on May 31, 2008, he will terminate his employment with our company.

Until his resignation as President of our company, Mr. Crane was paid an annual base salary of $425,000, and Mr. Crane was eligible to receive annual cash bonuses based upon performance targets established by the compensation committee. His annual target bonus in 2007 was 50% of his annual base salary. In addition, during his employment with our company, Mr. Crane was entitled to the same severance benefits upon termination of his employment and a change in control as Mr. Koen.

Pursuant to the terms of his employment agreement with us and a letter agreement that we entered into with Mr. Crane setting forth the terms of Mr. Crane’s separation from our company, Mr. Crane will be paid a reduced monthly salary and his equity grants will continue to vest pro rata as set forth in his employment agreement until

May 31, 2008, his last day of employment with our company. In addition, we agreed that Mr. Crane’s resignation would constitute a termination of employment with our company by reason of “Good Reason” under the terms of his employment agreement. Accordingly, Mr. Crane will receive continuation of salary for eighteen months and continued medical and dental coverage for eighteen months beginning on June 1, 2008, and we agreed to pay him his pro-rata share of his 2008 bonus on June 1, 2008. The restrictive covenants, including non-solicitation and non-compete agreements, in Mr. Crane’s employment agreement will also remain in full force and effect for a period of eighteen months commencing on June 1, 2008.

Jeffrey H. Von Deylen.    We entered into an employment agreement with Mr. Von Deylen effective October 1, 2006. The agreement has an initial term of four years and the term will be extended for one year on each anniversary of the effective date of the agreement unless terminated earlier by our company with not less than six months written notice. During the term, Mr. Von Deylen will serve as Chief Financial Officer of our company, with such duties and responsibilities as are commensurate with the position, and reports directly to our Chief Executive Officer.

During the term, Mr. Von Deylen will be paid an annual base salary of $355,350. The base salary may be reviewed for increase at such times as the board of directors elects; however, the compensation committee will typically review his base salary annually at the same time it reviews the salaries of senior executives generally. For each fiscal year completed during the term, Mr. Von Deylen will also be eligible to receive annual cash bonuses based upon performance targets established by the compensation committee. His annual target bonus is 60% of his annual base salary. During the term, he is also eligible to participate in all health and welfare, fringe benefit and other arrangements generally available to other employees.

Mr. Von Deylen’s employment may be terminated by us for cause or by Mr. Von Deylen for good reason. If Mr. Von Deylen is terminated by us without cause or if he terminates for good reason, he is entitled to receive continuation of salary for eighteen months, continued medical and dental coverage for eighteen months and his target bonus for the year of termination, prorated to the date of termination. While employed by us and for a period of eighteen months in certain circumstances following termination of his employment, Mr. Von Deylen will be subject to a non-compete and non-solicitation agreement.

Mr. Von Deylen receives change in control benefits pursuant to his employment agreement with us. If following a change in control of our company, Mr. Von Deylen no longer has the same job title, role or responsibilities, all equity-based awards granted to Mr. Von Deylen will become fully vested and exercisable six months following the change in control, or if Mr. Von Deylen is terminated without cause following a change in control, all equity-based awards granted to Mr. Von Deylen will become fully vested and exercisable immediately following such termination.

Timothy E. Caulfield.    We entered into an employment agreement with Mr. Caulfield effective March 5, 2004 pursuant to which he became our Managing Director, Worldwide Consulting & Hosting. In November 2006, we promoted Mr. Caulfield to Senior Vice President—Operations, which reports directly to our Chief Executive Officer. The agreement had an initial term of one year and the term will be extended for one year on each anniversary of the effective date of the agreement unless either party delivers notice to the other party of its intention not to extend the term.

During the term, Mr. Caulfield will be paid an annual base salary of $309,000, subject to annual review by the compensation committee, which will typically occur at the same time the compensation committee reviews the salaries of senior executives generally. For each fiscal year completed during the term, Mr. Caulfield will also be eligible to receive annual cash bonuses based upon performance targets established by the compensation committee. His current annual target bonus set by the compensation committee is 50% of his annual base salary. During the term, he is also eligible to participate in all health and welfare, fringe benefit and other arrangements generally available to other employees.

Mr. Caulfield’s employment may be terminated by us for cause or by Mr. Caulfield for good reason. If Mr. Caulfield is terminated by us without cause or if he terminates for good reason, he is entitled to receive continuation of salary for twelve months (payable in a lump sum or over twenty-months at our discretion), his target bonus for the year of termination, prorated to the date of termination, a lump sum payment equal to the estimated cost of continued medical and dental coverage for eighteen months and up to twelve months of executive level outplacement services. While employed by us and for a period of twelve months in certain circumstances following termination of his employment, Mr. Caulfield will be subject to a non-compete and non-solicitation agreement.

If Mr. Caulfield is terminated without cause or terminates his employment for good reason in connection with a change in control, then Mr. Caulfield is entitled to receive his twelve months of annual base salary in a lump sum cash payment. Mr. Caulfield’s employment agreement does not provide for any other benefits to be paid in connection with a change in control. On August 29, 2005, Mr. Caulfield was awarded 50,000 restricted stock units based on shares of our common stock, which will vest over four years if we meet certain performance criteria and subject to Mr. Caulfield’s continued employment with us through such date. The stock unit agreement with Mr. Caulfield provides that all of the stock units will vest immediately if Mr. Caulfield is involuntarily terminated within 24 months following a change in control.

Richard S. Warley.    On August 7, 2000, we entered into an agreement with Mr. Warley pursuant to which he became our Executive Vice President of Corporate Development. In July 2006, we promoted Mr. Warley to his current position as Senior Vice President, Managing Director – International, reporting to our Chief Executive Officer.

Under this agreement, as amended, Mr. Warley is entitled to an annual base salary of $408,756. In addition, he is eligible to receive a discretionary annual incentive bonus, which is targeted at 55% of his base salary, but can be greater or less, based on his personal and overall corporate performance. Mr. Warley is also entitled to an automobile allowance under this agreement. He is also entitled to benefits similar to those benefits that we provide to our employees located in Europe.

In the event we terminate Mr. Warley’s employment without cause, Mr. Warley will be entitled to receive his then current base salary for a period of one year in a lump sum. Mr. Warley will receive a similar payment if he were to resign as a result of a reduction in his compensation, position or responsibilities with us. In the event of Mr. Warley’s death or permanent disability, he or his family will receive the equivalent of one year’s base salary and continuation of benefits for one year.

On August 29, 2005, Mr. Warley was awarded 66,666 restricted stock units based on shares of our common stock, which will vest over four years if we meet certain performance criteria and subject to Mr. Warley’s continued employment with us through such date. The stock unit agreement with Mr. Warley provides that all of the stock units will vest immediately if Mr. Warley is involuntarily terminated within 24 months following a change in control.

Termination and Change in Control Table for 2007

The tables below outline the potential payments to our Chief Executive Officer and other named executive officers upon the occurrence of certain termination triggering events. For the purposes of the table, below are the standard definitions for the various types of termination, although exact definitions may vary by agreement and by person.

“Voluntary Termination” means a termination initiated by the officer.

“Voluntary Termination for Good Reason” means termination by the executive due to the removal of the executive, without his consent, from his current position with our company (or a successor corporation) (or as a member of our board in the case of Messrs. Koen and Crane), a material diminution in the nature or scope of the executive’s responsibilities, duties or authority; or our failure to pay the executive base salary and benefits in accordance with the terms of the agreement.

“Involuntary Termination—For Cause” means any conduct by the executive as an employee of our company that violates state or federal laws or our policies and standards of conduct; dishonesty by the executive in performance of his duties as an employee of the company, or willful misconduct by the executive that the executive knows (or should know) will materially injure the reputation of our company.

“Involuntary Termination—Not for Cause” means an involuntary termination for reasons other than “For Cause” as defined above.

“Involuntary Termination for Change in Control” means following a change in control, the executive no longer having the same or substantially similar job title, role or responsibilities, or not being a member of the board of directors of the company or its successor (in the case of Messrs. Koen and Crane) or the executive’s termination without cause following a change in control.

No named executive officer is entitled to a payment in connection with a Voluntary Termination or an Involuntary Termination—For Cause.

Philip J. Koen

Chief Executive Officer

		Involuntary Termination
Executive Benefits & Payments Upon Termination(1)	Voluntary Termination- Good Reason	For Cause	Not For Cause	Change in Control(7)
Compensation
Severance(2)	$712,500	—	$712,500	$712,500
Bonus(3)	356,250	—	356,250	356,250
Stock Options (Unvested & Accelerated)(4)	170,703	—	170,703	638,000
Restricted Stock Units (Unvested & Accelerated)(4)	873,425	—	873,425	4,961,784
Restricted Preferred Units (Unvested & Accelerated)(4)	3,810,236	—	3,810,236	14,241,951
Benefits
Medical & Dental Coverage(5)	20,013	—	20,013	20,013
280G Tax Gross-Up(6)	—	—	—	2,003,863

TOTAL	$5,943,127	—	$5,943,127	$22,934,361

Jonathan C. Crane

Former President

		Involuntary Termination
Executive Benefits & Payments Upon Termination(1)	Voluntary Termination- Good Reason	For Cause	Not For Cause	Change in Control(7)
Compensation
Severance(2)	$637,500	—	$637,500	$637,500
Bonus(3)	212,500	—	212,500	212,500
Stock Options (Unvested & Accelerated)(4)	34,762	—	34,762	137,400
Restricted Stock Units (Unvested & Accelerated)(4)	395,959	—	395,959	2,480,920
Restricted Preferred Units (Unvested & Accelerated)(4)	1,080,366	—	1,080,366	4,271,499
Benefits
Medical & Dental Coverage(5)	20,013	—	20,013	20,013
280G Tax Gross-Up(6)	—	—	—	798,402

TOTAL	$2,381,100	—	$2,381,100	$8,558,234

Jeffrey H. Von Deylen

Chief Financial Officer

		Involuntary Termination
Executive Benefits & Payments Upon Termination(1)	Voluntary Termination- Good Reason	For Cause	Not For Cause	Change in Control(7)
Compensation
Severance(2)	$517,500	—	$517,500	$517,500
Bonus(3)	207,000	—	207,000	207,000
Stock Options (Unvested & Accelerated)(4)	—	—	—	—
Restricted Stock Units (Unvested & Accelerated)(4)	—	—	—	2,480,892
Benefits
Medical & Dental Coverage(5)	20,013	—	20,013	20,013
280G Tax Gross-Up(6)	—	—	—	—

TOTAL	$744,513	—	$744,513	$3,225,405

(1)	For purposes of this analysis, we assumed the compensation of each executive is as follows: Mr. Koen, current base salary is equal to $475,000 and annual incentive bonus target is equal to 75% of base salary, Mr. Crane, current base salary is equal to $425,000 and annual incentive bonus target is equal to 50% of base salary, and Mr. Von Deylen, current base salary is equal to $345,000 and annual incentive bonus target is equal to 60% of base salary.

(2)	Severance is equal to eighteen months of base salary.

(3)	Assumes that the effective date of termination is December 31, 2007, the pro-rata payment under the bonus plan is equal to one year and the bonus is paid at the target rate.

(4)	Assumes the effective date of termination is December 31, 2007 and the price per share of our stock on the date of termination is $27.91 per share.

(5)	Medical and Dental Coverage Continuation is calculated as 18 months.

(6)	If the “parachute payment” (severance plus value of accelerated equity) is greater than three times the average W-2 reported compensation for the preceding five years, then an “excise tax” is imposed on the portion of the parachute payment that exceeds one times the average W-2 reported compensation for the preceding years. Per the employment agreements with each individual, an additional “gross up payment” equal to the value of the excise tax imposed will be paid.

(7)	Following a change in control, Messrs. Koen, Crane and Von Deylen’s equity will not fully vest until the earliest to occur of (i) the executive no longer having the same or substantially similar job title, role or responsibilities, or with respect to Messrs. Koen and Crane, not being a member of the board of directors of the company or its successor, but not earlier than six months following the change in control, or (ii) the executive’s termination without cause.

Timothy E. Caulfield

Senior Vice President—Operations

		Involuntary Termination
Executive Benefits & Payments Upon Termination(1)	Voluntary Termination- Good Reason	For Cause	Not For Cause	Change in Control(6)
Compensation
Severance(2)	$300,000	—	$300,000	$300,000
Bonus(3)	150,000	—	150,000	150,000
Stock Options (Unvested & Accelerated)(4)	—	—	—	—
Restricted Stock Units (Unvested & Accelerated)(4)	—	—	—	930,352
Benefits
Medical & Dental Coverage(5)	20,013	—	20,013	20,013
Executive Level Outplacement	10,000		10,000	10,000
280G Tax Gross-Up	—	—	—	—

TOTAL	$480,013	—	$480,013	$1,410,365

Richard S. Warley

Senior Vice President, Managing Director—International

		Involuntary Termination
Executive Benefits & Payments Upon Termination(1)	Voluntary Termination- Good Reason	For Cause	Not For Cause	Change in Control(6)
Compensation
Severance(2)	$389,921	—	—	$389,921
Bonus(3)	—	—	—	—
Stock Options (Unvested & Accelerated)(4)	—	—	—	—
Restricted Stock Units (Unvested & Accelerated)(4)	—	—	—	730,365
Benefits
Medical & Dental Coverage(5)	—	—	—	—
280G Tax Gross-Up	—	—	—	—

TOTAL	$389,921	—	—	$1,120,286

(1)	For purposes of this analysis, we assumed the compensation of each executive is as follows: Mr. Caulfield, current base salary is equal to $300,000 and annual incentive bonus target is equal to 50% of base salary, and Mr. Warley, current base salary is equal to $389,921 and annual incentive bonus target is equal to 55% of base salary. Mr. Warley’s compensation is paid to him in U.K. pounds sterling, and to provide comparability, we have converted such amounts to U.S. dollars.

(2)	Severance is equal to twelve months of base salary

(3)	Assumes the effective date of termination is December 31, 2007, and that the pro-rata payment under the bonus plan is equal to one year.

(4)	Assumes the effective date of termination is December 31, 2007, and the price per share of our stock on the date of termination is $27.91 per share.

(5)	Medical and Dental Coverage Continuation is calculated as 18 months.

(6)	Assumes that the executive was involuntarily terminated-not for cause following a change in control.

OWNERSHIP OF SECURITIES

Ownership of Our Voting Stock

The following table provides information about the beneficial ownership of shares of our common stock as of March 24, 2008, by:

•	each person or group that, to our knowledge, beneficially owns more than 5% of the outstanding shares of common stock;

•	each of our directors and named executive officers; and

•	all of our directors and named executive officers as a group.

The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and unless otherwise noted in the notes that follow. Shares of common stock subject to options currently exercisable, or exercisable within 60 days of March 24, 2008, are deemed outstanding for purposes of computing the percentage beneficially owned by the person or entity holding such securities but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity. Percentage of beneficial ownership is based on 53,273,030 shares of common stock outstanding as of the close of business on March 24, 2008. Each share of common stock is entitled to one vote.

Unless otherwise indicated below, the address for each listed director and executive officer is SAVVIS, Inc., 1 SAVVIS Parkway, Town & Country, Missouri 63017.

Name of Beneficial Owner	Number of shares	Percent
5% Stockholder
Welsh, Carson, Anderson & Stowe(1)	14,162,050	26.6%
FMR LLC(2)	7,944,207	14.9%
Janus Capital Management LLC(3)	5,022,728	9.4%

Executive Officers and Directors
Philip J. Koen(4)	238,897	*
Jeffrey H. Von Deylen	68,017	*
Timothy E. Caulfield	5,269	*
Richard S. Warley(5)	37,222	*
John D. Clark(6)	14,028,659	26.3%
Clyde A. Heintzelman(7)	20,266	*
Thomas E. McInerney(8)	14,699,899	27.6%
James E. Ousley(9)	31,499	*
David C. Peterschmidt(10)	3,600	*
James P. Pellow(11)	21,266	*
Mercedes A. Walton(12)	3,600	*
Patrick J. Welsh(13)	14,791,996	27.8%
All Directors and Executive Officers as a Group(12)	15,771,336	29.6%

*	Less than one percent.

(1)

According to a Schedule 13D/A filed by Welsh, Carson, Anderson & Stowe with the SEC on July 6, 2007, and a Form 4 filed by WCAS Management Corporation with the SEC on February 27, 2008, this consists of 14,016,804 shares beneficially held by Welsh, Carson, Anderson & Stowe VIII, L.P., which we refer to as WCAS VIII, and 145,246 shares beneficially held by WCAS Management Corporation, which we refer to as WCAS Management. The sole general partner of WCAS VIII is WCAS VIII Associates, LLC. The individual managing members and principals of WCAS VIII Associates, LLC and WCAS Management include some or all of Bruce K. Anderson, Russell L. Carson, John D. Clark, Anthony J. de Nicola, D. Scott Mackesy, Thomas E. McInerney, Robert A. Minicucci, James R. Matthews, Paul B. Queally, Jonathan M. Rather, Sanjay Swani and Patrick J. Welsh. The managing members and principals who are also directors of our company are Thomas E. McInerney, Patrick J. Welsh and John D. Clark. Each of the foregoing persons may be deemed to be the beneficial owner of the common stock owned by the WCAS entity of whose general partner he is a managing member or of which he is a principal. The address of Welsh, Carson, Anderson & Stowe is 320 Park Avenue, New York, NY 10022.

(2)	According to a Schedule 13G/A filed by FMR LLC with the SEC on February 14, 2008, this consists of 7,944,207 shares beneficially held by FMR LLC. The securities are owned by various individual and institutional investors that FMR LLC serves as investment advisor with power to direct investments and/or sole power to vote the securities. According to the Schedule 13G/A, FMR LLC has sole voting power over 33,658 shares of common stock and sole dispositive power over 7,944,207 shares of common stock. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)	According to a Schedule 13G filed by Janus Capital Management LLC with the SEC on February 14, 2008, this consists of 5,022,728 shares beneficially held by Janus Capital Management LLC, which we refer to as Janus Capital. The securities are owned by various individual and institutional investors which Janus Capital serves as investment advisor with power to direct investments and power to vote the securities. According to the Schedule 13G, Janus Capital has sole voting power and sole dispositive power over 5,022,728 shares of common stock. The address of Janus Capital is 151 Detroit Street, Denver, Colorado 80206.

(4)	Includes 26,190 shares of common stock subject to options that are currently exercisable within 60 days of March 24, 2008.

(5)	Includes 15,000 shares of common stock subject to options that are currently exercisable within 60 days of March 24, 2008.

(6)	Includes 14,016,804 shares of common stock held by WCAS VIII, as described in note 1 above.

(7)	Includes 10,000 shares of common stock subject to options that are exercisable within 60 days of March 24, 2008. Also, includes 5,733 shares of common stock underlying restricted stock awards with which Mr. Heintzelman has sole voting power but no current investment power.

(8)	Includes 14,162,050 shares of common stock held by Welsh, Carson, Anderson & Stowe, as described in note 1 above. Also includes 1,000 shares of common stock subject to options that are exercisable within 60 days of March 24, 2008.

(9)	Includes 14,000 shares of common stock subject to options that are exercisable within 60 days of March 24, 2008. Also includes 6,333 shares of common stock underlying restricted stock awards with which Mr. Ousley has sole voting power but no current investment power.

(10)	This consists of 3,600 shares of common stock underlying restricted stock awards with which Mr. Peterschmidt has sole voting power but no current investment power.

(11)	Includes 9,000 shares of common stock subject to options that are exercisable within 60 days of March 24, 2008. Also includes 5,733 shares of common stock underlying restricted stock awards with which Mr. Pellow has sole voting power but no current investment power.

(12)	This consists of 3,600 shares of common stock underlying restricted stock awards with which Ms. Walton has sole voting power but no current investment power.

(13)	Includes 14,162,050 shares of common stock held by Welsh, Carson, Anderson & Stowe, as described in note 1 above. Also includes 1,000 shares of common stock subject to options that are exercisable within 60 days of March 24, 2008.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires directors and executive officers and persons who own more than 10% of a registered class of equity securities to file with the U.S. Securities and Exchange Commission (SEC) initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our company. Such reporting persons are required by rules of the SEC to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely upon a review of Section 16(a) reports furnished to us for fiscal year 2007 and written representations that no reports on Form 5 were required, we believe that our directors, executive officers and greater than ten percent stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2007 other than Timothy E. Caulfield, Jonathan C. Crane, Bryan S. Doerr, Jeffrey H. Von Deylen and Richard S. Warley, who failed to file reports on Form 4 each on March 1, 2007, reporting the vesting and delivery of shares of common stock underlying restricted stock units and Philip J. Koen, who failed to file reports on Form 4 on March 1, 2007 and March 13, 2007 reporting the vesting and delivery of shares of common stock underlying restricted stock units and restricted preferred units, respectively. These transactions were reported on Forms 4 filed on March 30, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under its written charter, the audit committee is responsible for reviewing and approving all related party transactions, other than related party transactions that are approved by a committee of the board comprised of independent directors. Management presents to the audit committee for approval at the next regularly scheduled audit committee meeting any related party transactions proposed to be entered into by us, including the proposed aggregate value of such transactions, if applicable. The audit committee will review and approve or disapprove such transactions.

Transactions with WCAS.    Three of our directors, Messrs. McInerney, Welsh and Clark are managing members or principals of investment entities that are affiliated with Welsh, Carson, Anderson & Stowe (WCAS). These entities collectively own approximately 27% of our outstanding voting stock as of March 24, 2008.

In 2002, several investment entities and several individuals affiliated with WCAS purchased shares of our Series A Convertible Preferred Stock (Series A Preferred) pursuant to the terms of a securities purchase agreement. In connection with the issuance of the Series A Preferred, we entered into an investor rights agreement with WCAS and affiliated entities and individuals that provides the investors with customary registration rights with respect to the shares of common stock issuable upon conversion of the Series A Preferred, including demand registration rights and piggy back registration rights. In May 2006, we entered into a Recapitalization and Exchange Agreement among us and the holders of our Series A Preferred, including WCAS and three of our board members, Messrs. Clark, McInerney and Welsh, and other individuals and entities affiliated with WCAS, pursuant to which all of the holders of our Series A Preferred agreed to exchange their shares of Series A Preferred stock for shares of our common stock. As part of the exchange, we amended the existing investor rights agreement to provide that the shares of common stock such holders received in the exchange are entitled to the same demand and piggyback registration rights as the shares of common stock that they would have received on conversion.

In February 2004, we sold and issued to WCAS and entities affiliated with WCAS $121.6 million aggregate principal amount of Series A subordinated notes (Series A Notes) and warrants to purchase shares of our Series B Convertible Preferred Stock (Series B Preferred). In December 2004, we issued approximately 2.5 million shares of common stock to entities affiliated with WCAS upon conversion of the Series B Preferred that was received after the “cashless” exercise of the warrants. We granted WCAS demand and piggy-back registration rights with respect to these shares. On June 29, 2007, we prepaid our Series A Notes in full for approximately $342.5 million. Pursuant to the terms of the Series A Notes, we were entitled to prepay the Series A Notes prior to January 30, 2008, for an amount equal to the outstanding principal amount, all accrued and unpaid interest on the Series A Notes to the date of prepayment and a make-whole premium. Holders of the Series A Notes, including

WCAS, agreed to a reduction in the make-whole premium of approximately $8.6 million in consideration for the prepayment. We paid WCAS and investment entities and several individuals affiliated with WCAS entities approximately $205.9 million pursuant to the terms of the prepayment agreement. In addition, we paid each of Messrs. Clark, McInerney and Welsh approximately $86,000, $1.7 million and $1.9 million, respectively, in respect of their Series A Notes pursuant to the terms of the prepayment agreement.

We have agreements with Innovest Systems and Investlink Technology LLC to provide these entities with certain services. A trust of which Mr. McInerney’s children are the sole beneficiaries owns approximately 98% of Innovest Systems, and Mr. McInerney, his wife and a family limited partnership are the sole owners of Investlink Technology LLC. Innovest Systems paid us approximately $670,000 for services that we performed during 2007 and Investlink Technology LLC paid us approximately $958,000 for services that we performed during 2007.

OTHER MATTERS

Proxy Solicitation

We will pay all expenses of soliciting proxies for the 2008 annual meeting. In addition to solicitations by mail, we have made arrangements for brokers and nominees to send proxy materials to their principals and, upon their request, we will reimburse them for their reasonable expenses in doing so. Certain of our representatives, who will receive no compensation for their services, may also solicit proxies by telephone, telecopy, personal interview or other means.

Stockholder Proposals

If you want us to consider including a stockholder proposal in next year’s proxy statement, you must deliver it in writing to the Corporate Secretary, SAVVIS, Inc., 1 SAVVIS Parkway, Town & Country, Missouri 63017 by December 6, 2008. SEC rules set forth standards as to which stockholder proposals are required to be included in a proxy statement. Any stockholder who intends to propose any other matter to be acted on at the 2009 annual meeting of stockholders must inform the Corporate Secretary by February 19, 2009. If notice is not provided by that date, the persons named in our proxy for the 2009 annual meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2009 annual meeting.

Other Information

We do not know of any matters that may properly come before the meeting other than those referred to in the accompanying Notice of Annual Meeting of Stockholders or other matters incident to the conduct of the meeting. As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a director in place of a nominee named herein who becomes unable or declines to serve and voting on a proposal omitted from this proxy statement pursuant to the rules of the SEC, proxies will be voted in accordance with the discretion of the proxy holders.

By Order of the Board of Directors,

Eugene V. DeFelice Corporate Secretary

April 4, 2008

The board of directors recommends a vote “FOR” each of the proposals listed below. Please mark an X in one box under each item.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

							FOR	AGAINST	ABSTAIN

1.	Election of ten directors to serve until the next annual meeting and until their successors have been elected and qualified.	FOR all nominees listed below ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐		2.	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.	☐	☐	☐
									YES

Director Nominees: 01 John D. Clark 02 Clyde A. Heintzelman 03 Philip J. Koen 04 Thomas E. Mclnerney			05 James E. Ousley 06 James P. Pellow 07 David C. Peterschmidt 08 Jeffrey H. Von Deylen	09 Mercedes A. Walton 10 Patrick J. Welsh	.	I will attend the Annual Meeting of Shareholders			☐

Instruction: To withhold authority to vote for any individual nominee(s), write the nominee(s’) name(s) in the space below.

Signature of stockholder(s) _______________________________________________________ Date ______________________

Please sign exactly as your name or names appear opposite. Joint owners, co-executors or co-trustees should both sign. Persons signing as attorney, executor, administrator, trustee or guardian should give their full title as such.

Δ FOLD AND DETACH HERE Δ

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on May 19, 2008.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/svvs Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

PROXY CARD

FOR THE COMMON STOCK

This proxy is solicited on behalf of the board of directors of SAVVIS, Inc.

for the 2008 annual meeting of stockholders.

The undersigned, a stockholder of SAVVIS, Inc., hereby appoints Philip J. Koen, Jeffrey H. Von Deylen and Eugene V. DeFelice, and each of them, the proxies of the undersigned, with full power of substitution in each, and hereby authorizes them to represent and to vote at the 2008 annual meeting of stockholders to be held on May 20, 2008, and at any adjournment or postponement thereof all of the undersigned’s shares of common stock of SAVVIS, Inc. held of record on March 24, 2008, in the manner indicated on the reverse side hereof.

The undersigned acknowledges receipt of the notice of 2008 annual meeting of stockholders and the accompanying proxy statement.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side.

THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY WHEN EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL DIRECTOR NOMINEES, AND TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2008.

(Continued and to be signed and dated on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Δ FOLD AND DETACH HERE Δ